Exhibit 99.1

For immediate release:

Bank of Commerce Holdings™ Receives $20.0 Million of Capital from Small Business Lending Fund

REDDING, California, September 28, 2011/ PR Newswire—Patrick J. Moty, President & CEO of Bank of Commerce Holdings (NASDAQ:BOCH), a $897 million financial services holding company, and parent company of Redding Bank of Commerce™, Roseville Bank of Commerce™, and Bank of Commerce Mortgage™ today announced that the U.S. Department of Treasury has invested $20.0 million in the Company’s preferred stock under the Small Business Lending Fund (the “SBLF”). The SBLF is a voluntary program intended to encourage small business lending by providing capital to qualified community banks at favorable rates. The interest rate will fluctuate depending on the amount of growth in the Company’s small business lending. The initial interest rate on the SBLF funds will be 5% but may be reduced based on the Company’s growth in qualified small business lending.

Simultaneously with the receipt of the SBLF funds, the Company redeemed the $17 million of shares of preferred stock issued to the Treasury in November 2008 under the U.S. Treasury’s Capital Purchase Program (CPP), a part of the Troubled Asset Relief Program. The remainder of the net proceeds was invested by the Company in the Bank as Tier 1 Capital. The Treasury continues to hold a warrant to purchase 405,405 shares of the Company’s common stock at a price of $6.29.

“We are pleased to have been approved by Treasury to participate in this selective program and to have repaid the CPP investment,” commented Patrick J. Moty, President & CEO. “The SBLF capital supports our ongoing efforts to lend to small businesses in our various markets.”

More details regarding the transactions described above can be found in the Company’s Current Report on Form 8-K that is expected to be filed with the Securities and Exchange Commission (www.sec.gov) by Wednesday, September 28, 2011.

About Bank of Commerce Holdings

Bank of Commerce Holdings, with administrative offices in Redding, California is a financial service holding company that owns Redding Bank of Commerce™, Roseville Bank of Commerce™, and Bank of Commerce Mortgage™. The bank is a federally insured California banking corporation and opened on October 22, 1982. BOCH is a NASDAQ Global Market listed stock. Please contact your local investment advisor for purchases and sales.

Investment firms making a market in BOCH stock are:

Raymond James Financial /

John T. Cavender

555 Market Street

San Francisco, CA

(800) 346-5544

Hill, Thompson, Magid & Co. Inc / R.J. Dragani

15 Exchange Place, Suite 800

Jersey City, New Jersey 07030

(201) 369-2908

Keefe, Bruyette & Woods, Inc. /

Dave Bonaccorso

101 California Street, 37th Floor

San Francisco, CA 94105 (415) 591-5063

Sandler & O’Neil /Bryan Sullivan

919 Third Avenue, 6th Floor

New York, NY 10022

(888) 383-3112

McAdams Wright Ragen, Inc. /Joey Warmenhoven

1121 SW Fifth Avenue

Suite 1400

Portland, Oregon 97204

(866) 662-0351

Stiffel Nicolaus

Perry Wright

1255 East Street #100

Redding, CA 96001

(530) 244-7199

Contact Information:

Patrick J. Moty, President & CEO

Telephone Direct (530) 722-3953

Linda J. Miles, Executive Vice President & Chief Operating Officer

Telephone Direct (530) 722-3955

Samuel D. Jimenez, Executive Vice President & Chief Financial Officer

Telephone Direct (530) 722-3952